Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated 2007 Equity Incentive Plan of Chimera Investment Corporation (the “Company”) of our reports dated March 2, 2015, with respect to the consolidated financial statements of the Company, and the effectiveness of internal control over financial reporting of the Company, included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, NY
January 29, 2016